Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding, dated March 13, 2025 (“Effective Date”), (“MOU”) will document the intent of Capstone Companies, Inc., a Florida corporation, (“CAP”), and Coppermine Ventures, LLC, a Maryland limited liability company, (“Coppermine”) for the following cooperative effort by CAP and COP: CAP, as prime contractor, will develop an integrated, online Application for customer/member registration and management or “CRM” (the “Application”), which Application would be licensed by Coppermine from CAP for use by, and developed to meet the CRM needs of, the year-round social, fitness and health facilities owned or managed by, or affiliated with, Coppermine. In this MOU, CAP and Coppermine may also be referred to individually as a “party” and collectively as the “parties”.

Statement of Purpose of MOU

A. Coppermine wishes to license an online, integrated customer/member registration and management for all or select Coppermine owned, managed or affiliated year-round social, fitness and health facilities.

B. CAP has a relationship with and prior experience with software developers who are deemed capable of developing the Application in cooperation with CAP as prime contractor, which Application will be designed to meet Coppermine’s need for an online, integrated customer/member registration and management for all Coppermine owned, managed or affiliated year-round social, fitness and health facilities.

C. Coppermine is willing to work with and engage CAP, as prime contractor, to develop the Application for licensing from CAP, as licensor, by Coppermine.

D. CAP views the Application as an important initial component of CAP’s proposed development of new business line in year-round social, fitness and health industry and as part of exploring other cooperative efforts with Coppermine.

E. The Application may offer Artificial Intelligence predictive analytics as an optional add-on.

Sections 1 through 3(a) of this MOU express the intent of the parties and are intended to serve solely as the framework for the negotiation of a Software Development and Licensing Agreement (“D&L Agreement”). Sections 3(b) and 4 through 17 are legally binding on the parties.

The intent of the parties with respect to the development of the Application and D&L Agreement is:

1. Definitive Application Agreement and Development Plan. Upon completion and acceptance by Coppermine of the Plan, the parties intend to expeditiously and in good faith negotiate a definitive, written D&L Agreement” for the development, beta testing, installation, administration, code escrow and support for the Application and produce the development, function and deliverables plan for the Application (“Plan”), which Plan will be incorporated into the D&L Agreement. The anticipated completion date of the Plan is on or before May 31, 2025 and it is the intent of the parties to endeavor to develop, test and implement the Application at all or several of the Coppermine Facilities in 2025.

2. Duties. Specific tasks of each party in respect of and under the D&L Agreement shall be:

(a) CAP. CAP will be the prime contractor under the D&L Agreement and will be responsible for:

(i) producing the Plan with input and cooperation of Coppermine;

(ii) engage, manage and work with CAP’s software programming subcontractors in the development, beta testing, installation, administration, and the support of the Application in accordance with the Plan for one or more COP facilities; and

(iii) engage and manage the third-party repository/escrow for the source software code (“Code”) of the Application and the online platform to host the Application.

(b) Coppermine. Coppermine will provide the following for the development of the Application:

(i) provide the required tasks and functions for the Application and Plan and feedback on the deliverables and progress milestones under the D&L Agreement;

(ii) provide an operating facility for beta testing of the Application;

(iii) provide feedback as a facility operator on the beta testing results of the Application; and

(iv) pay for the development, beta testing, installation, administration, code escrow and the support of the Application for one or more Coppermine facilities by CAP, subject to satisfaction by CAP of progress milestones to be set forth in the D&L Agreement.

3. Budget. (a) Parties will develop a budget for development of the Application under the Plan, and to be included in the D&L Agreement, which budget will be funded by Coppermine based on and subject to CAP’s achievement of specific progress milestones set forth in the D&L Agreement for development of a fully functional Application.

Intending to be legally bound, the parties agree:

4. Confidentiality. Each party agrees that the discussions and all other nonpublic information exchanged between the parties regarding the strategic efforts contemplated under this MOU will be held in strict confidence and not disclosed to any third party or the public, unless such disclosure is approved in advance and in writing by the parties, or unless public disclosure is required, as determined by CAP in its sole discretion, to satisfy any requirements under federal or state securities laws or regulations, or other applicable laws and regulations. The parties agree and understand that disclosure of this MOU, D&L Agreement and any related definitive written agreements will be publicly disclosed by CAP in filings with the U.S. Securities and Exchange Commission or “SEC”, OTC Markets Group, and possibly other regulators, due to being material to CAP’s efforts, as public shell company, to develop a new business line or revenue generating operation.

5. Dispute Resolution. Mandatory Arbitration. If the parties cannot achieve a private resolution of any dispute, controversy, claim or cause of action under, arising from or based upon this MOU (a “Dispute”) within fifteen (15) days after a party delivers a written notice to the other party of the existence of a Dispute and request for private resolution efforts, then the parties agree that the Dispute, including the breach, termination, enforcement, interpretation or validity thereof and including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by a mandatory arbitration in Broward County, Florida before one (1) arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those rules. Judgment on the arbitration award (“Award”) may be entered in any court having competent jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The parties shall maintain the confidential nature of the arbitration proceeding and the Award, including the arbitration hearing(s), except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an Award or its enforcement, or unless otherwise required by law or judicial decision. In an arbitration, this MOU and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Florida, exclusive of conflict or choice of law rules. The parties acknowledge that this MOU evidences a transaction and activity involving interstate commerce. Notwithstanding the provision in the preceding sentences with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this MOU shall be governed by the Federal Arbitration Act (9 U.S.C., Secs. 1-16). In any arbitration arising out of or related to this MOU, the arbitrator may not award any incidental, indirect or consequential damages, including damages for lost profits. If the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all the claims and counterclaims, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys' fees reasonably incurred by the prevailing party in connection with the arbitration. The parties adopt and agree to implement the JAMS Optional Arbitration Appeal Procedure (as it exists on the Effective Date with respect to any final award in an arbitration arising out of or related to this MOU.

6. Representations and Warranties. Each party represents and warrants that (a) it has the full right and power to enter into this MOU, (b) there are no outstanding agreements, assignments, options, liens or encumbrances inconsistent or that would conflict with the provisions of this MOU; (c) the undersigned has the authority to act on its behalf and on behalf of all who may claim through it to the terms and conditions of this MOU; and (d) the party is duly organized and in good standing in its domicile state and each state in which it conducts business. The parties have only relied upon the representations expressly set forth in this MOU is deciding to enter this MOU. Prior to signing this MOU, Coppermine has had reasonable opportunity to review CAP’s filings with the SEC and is aware of the business and financial condition of CAP.

7. Term; Termination. (a) Term. This MOU shall commence at 1:00 p.m., local Miami, Florida time, on the Effective Date and shall expire at 11:59 p.m., local Miami, Florida time, on the earlier to occur of (i) June 30, 2025, or (ii) date that the parties sign a D&L Agreement (“Expiration Date”), unless terminated earlier in accordance with Section 8(b) below.

(b) Termination. This MOU may be terminated prior to its Expiration Date by: (i) mutual written agreement of the parties; (ii) a party files for protection from creditors under any chapter of the U.S. Bankruptcy Code and the petition is not withdraw within sixty (60) days of filing with the court; or (iii) a party ceases to conduct operations for 90 consecutive days.

8. Governing Law. This MOU and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this MOU and the rights and duties of the parties, shall be governed by and construed and determined in accordance with the internal laws of the State of Florida, without reference to its choice of law doctrines or rules.

9. Severability. If any provision in this MOU that is legally binding on the parties becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the valid provisions of this MOU shall continue in full force and effect without said invalid or illegal provision or provisions.

10. Counterparts. This MOU may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same agreement, and same shall become effective when counterparts have been signed by each party and each party has delivered its signed counterpart to the other party. A digital reproduction, portable document format (“.pdf”) or other reproduction of this MOU may be executed by one or more parties and delivered by such party by electronic signature (including signature via DocuSign or similar services), electronic mail or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

11. Successors and Assigns. Except as otherwise provided herein, the legally binding provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.

12. Construction. References in the singular shall include the plural, and vice versa, unless the context otherwise requires. References in the masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires. Headings and captions in this MOU are for convenience of reference only and shall not limit or otherwise affect the meanings of the provisions hereof. Neither party, nor its respective counsel, shall be deemed the drafter of this MOU for purposes of construing the provisions of this MOU, and all language in all parts of this MOU shall be construed in accordance with its fair meaning, and not strictly for or against either party.

13. Nature of MOU. Sections 1 through 3 of this MOU are a statement of general intent and understanding of the parties in terms of commencing a general cooperative effort development for the Application and D&L Agreement. Sections 4 through 16, inclusive, of this MOU shall be legally binding on the parties.

14. Remedies. All remedies are cumulative. The exercise by a party of any right or remedy hereunder4, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

15. Assignment. This MOU may not be assigned by a party without the prior written consent of the other party.

16. Notices. All notices and other communications provided for in this MOU must be in writing by a method of delivery that provides for a verification of receipt, and shall be considered duly delivered on the date so provided in such receipt if sent to or made at the addresses listed below, as applicable:

CAP

144V 10 Fairway Drive, #100, Deerfield Beach, Florida 33441

Telephone: (954) 570-8889, ext. 313

Email: swallach@capstonecompanies.com

ATTN: Stewart Wallach

COPPERMINE

13100 Beaver Dam Rd.

Hunt Valley, Maryland 21030

Email: [ON FILE]_

Telephone: {ON FILE]

Attn: Alexander Jacobs, Managing Member/Manager

A party may change its notice address/contact information by a written notice, which change shall be effective on the weekday immediately following the date of receipt of the written notice.

This Memorandum of Understanding is executed by the parties on the dates set forth below.

CAPSTONE COMPANIES, INC., a Florida corporation

By: _________________________________________________ Date: March 13, 2025

Stewart Wallach, Chairman of the Board of Directors

COPPERMINE VENTURES, LLC, a Maryland limited liability company

By: ________________________________________________ Date: March 13, 2025

Alexander Jacobs, Manager/Managing Member